Atrion Corporation Declares Special Cash Dividend of $10.00 Per Share

ALLEN, TX -- (Marketwire - November 13, 2012) - Atrion Corporation (NASDAQ: ATRI) today announced that its Board of Directors has declared a special cash dividend of $10.00 per share on its outstanding common stock. The dividend will be payable on December 10, 2012 to stockholders of record at the close of business on November 26, 2012.

Commenting on the dividend action, David A. Battat, President and CEO, stated "This special cash dividend reflects the Company's solid capitalization and its continuing ability to generate strong cash flows from operations. As of September 30, 2012 the Company had no debt and had cash and investments totaling $62.2 million. The special dividend totaling approximately $20.2 million demonstrates the Board's commitment to maximizing return to stockholders and provides a way for our stockholders to realize the benefit of our cash position. After payment of the dividend the Company will continue to have a strong financial position that, along with anticipated future free cash flows and available credit lines, is more than adequate to meet our capital needs for the foreseeable future."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, the Company's financial position after payment of the special cash dividend and the availability of funds to meet the Company's future capital needs. Words such as "will," "expects," "believes," "anticipates," "intends," "should," "plans," and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800